Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Kansas City Power & Light Secures Debt

KANSAS CITY, MO, Mar. 14, 2019 – Kansas City Power & Light Company (KCP&L), a wholly-owned subsidiary of Evergy, Inc. (NYSE: EVRG), today announced that it has secured all of its outstanding unsecured notes with the lien of KCP&L’s general mortgage indenture. As a result, all of KCP&L’s previously unsecured notes will rank equally and ratably with all of KCP&L’s general mortgage bonds.

The terms of the previously unsecured notes otherwise remain unchanged. Set forth below are KCP&L’s unsecured notes that are now secured:

•	3.15% Notes due 2023 (CUSIP: 485134 BN9)

•	3.65% Notes due 2025 (CUSIP: 485134 BP4)

•	6.05% Senior Notes due 2035 (CUSIP: 485134 BH2)

•	5.30% Notes due 2041 (CUSIP: 485134 BM1)

•	4.20% Notes due 2047 (CUSIP: 485134 BQ2)

•	4.20% Notes due 2048 (CUSIP: 485134 BR0)

About KCP&L and Westar Energy

Serving approximately 1.6 million customers in Kansas and Missouri, Kansas City Power & Light Company (KCP&L), KCP&L Greater Missouri Operations Company and Westar Energy are the electric utilities of Evergy, Inc. (NYSE: EVRG). Together we generate nearly half the power we provide to homes and businesses with emission-free sources. We support our local communities where we live and work, and strive to meet the needs of customers through energy savings and innovative solutions.

For more information about Evergy, visit us at www.evergyinc.com.

Investor Contact: Cody VandeVelde Director, Investor Relations Phone: 785-575-8227 Cody.VandeVelde@evergyinc.com	Media Contact: Gina Penzig Manager, Media Relations Phone: 785-575-8089 Gina.Penzig@westarenergy.com Media line: 888-613-0003

1200 Main St.     Kansas City, MO 64105